Exhibit 33.1

COGNIZANT CONTRACT

STATEMENT OF WORK

THIS STATEMENT OF WORK is made this 19th day of May 2008 (“Effective Date”) by and between The Prudential Insurance Company of America (“Prudential”) and Cognizant Technology Solutions U.S. Corporation (“Vendor”) and is attached to and made a part of that certain Consulting Services Agreement between Prudential and Vendor dated March 24, 2008 (the “Agreement”).

Background

Pursuant to the Agreement, Prudential has selected Vendor to provide, and Vendor has agreed to provide to Prudential and its Affiliates, the information technology solutions and related services proposed by Vendor, all as described in this Statement of Work and on the terms and conditions set forth in this Statement of Work and the Agreement. Capitalized terms used in this Statement of Work and not otherwise defined in this Statement of Work or Attachment A to this Statement of Work have the meanings specified in the Agreement. In the event of conflict between this Statement of Work and the Agreement, this Statement of Work controls.

Prudential and Vendor agree as follows:

1. SERVICES

1.1. Generally. Commencing as of the Effective Date and continuing throughout the Term, Vendor will provide to Prudential and its Affiliates:

(a) the services as described in Attachment B (Description of Services), attached to this Statement of Work;

(b) the services, including project activities and services, being performed prior to the Effective Date by the Affected Employees and such other Prudential employees and Prudential Agents whose information technology functions were eliminated as a result of this Statement of Work, to the extent such function or responsibility is specifically described in this Statement of Work;

(c) the Transition Services;

(d) any incidental services, functions or responsibilities not specifically described in this Statement of Work, but which are required for the proper performance and delivery of the services, functions and responsibilities set forth in (a) through (c) above, other than such services, functions or responsibilities required for the proper performance of Prudential’s obligations hereunder ((a) through (d) collectively, the “Designated Services”).

1.2. Changes in Law and Regulations.

(a) Each of the parties will promptly notify the other party of any changes in Regulatory Requirements of which it becomes aware, that may relate to the use of the Services by Prudential and its Affiliates or Vendor’s delivery of the Services. Vendor and Prudential will work together to identify the impact of such changes on how Prudential uses, and Vendor delivers, the Services. Vendor will be responsible for any fines and penalties arising from any noncompliance by Vendor, its Affiliates and subcontractors in Vendor’s delivery of the Services with any such law, legislative enactment or industry or regulatory requirement of which Vendor had knowledge or Vendor should have had knowledge as a provider of information technology services generally.

(b) Vendor will perform the Services regardless of changes in Regulatory Requirements, including Prudential Regulatory Requirements. If such changes prevent Vendor from performing its obligations under this Statement of Work, Vendor will promptly develop and, subject to Prudential Approval, implement a suitable Workaround until such time as Vendor can perform its obligations under this Statement of Work without such Workaround. Any Change in the Services required because of changes in Regulatory Requirements will be subject to the Change Procedures set forth in Section 10.3.

1.3. Resourcing. Upon at least thirty (30) days’ written notice from Prudential to Vendor, Prudential may, at the sole discretion of Prudential, assume responsibility for performance, obtain from a third party or otherwise decline to receive all, or any portion, of the Services.

2. TRANSITION SERVICES; THIRD PARTY SERVICES

2.1. Transition Services. Vendor will, in accordance with the Transition Plan set forth in Attachment D (Transition Plan), perform all functions and services designated as Vendor’s responsibility in the Transition Plan, which are necessary to accomplish the transition of the appropriate information technology operations and capabilities of Prudential to Vendor (the “Transition Services”). The Transition Services will be performed in accordance with the Transition Plan, including a transition schedule and related milestones for the transition of services and functions to Vendor from Prudential set forth in the Transition Plan, and in a manner that will minimize any disruption to the businesses of Prudential and its Affiliates. Prudential will perform those obligations respecting the transition of its information technology operations and capabilities to Vendor as are identified as Prudential responsibilities in the Transition Plan.

3. PRUDENTIAL RESPONSIBILITIES

3.1. Prudential Project Manager. Within thirty (30) days following the Effective Date, Prudential shall appoint an individual (the “Prudential Project Manager”) who will serve as the primary Prudential representative under this Statement of Work. The Prudential Project Manager will (a) have overall responsibility for managing and coordinating the performance of the obligations of Prudential under this Statement of Work, and (b) be authorized to act for and on behalf of Prudential with respect to all matters relating to this Statement of Work. Notwithstanding the foregoing, the Prudential Project Manager may, upon written notice to Vendor’s Project Executive, delegate such of his or her responsibilities to other Prudential employees, or representatives which are not Vendor Competitors (as such term is defined in the Agreement) and who are subject to confidentiality obligations at least as stringent as those applicable to Vendor under the Agreement, as the Prudential Project Manager reasonably deems appropriate.

3.2. Prudential Resources. Commencing on the Effective Date and continuing for so long as Vendor requires the same for the performance of the Services, Prudential will provide to Vendor, at no charge to Vendor, the Prudential resources specified on Attachment C (Resources).

3.3. Use of Prudential Facilities. In addition to the terms and conditions set forth in Section 3.2, Vendor’s use of, and the provision by Prudential of, the facilities and assets of Prudential will be governed by the provisions set forth in Attachment C (Resources).

4. INTENTIONALLY LEFT BLANK

5. SERVICE LEVELS

5.1. Service Levels. Vendor will perform the Services in accordance with acceptable industry standards and in accordance with the Service Levels set forth in Attachment F. The Service Levels during the Term will be at least as good as those set forth in Attachment F.

5.2. Adjustment of Service Levels and Redefinition of Adjustment Formulae. The parties may request the (a) addition or deletion Service Levels and (b) redefinition of the Service Level adjustment formulae set forth in Attachment F (as amended from time to time upon mutual written agreement by the parties).

5.3. Reports. Vendor will provide to Prudential, in a form reasonably acceptable to Prudential, (a) reports necessary to accommodate the internal planning, budgeting and reporting processes of Prudential and its Affiliates, and (b) such data used to create such reports as reasonably requested by Prudential in order to understand and verify such reports.

5.4. Root-Cause Analysis. Upon a Service Level failure (for any reason other than a Force Majeure Event), Vendor will promptly: (a) perform a root-cause analysis to identify the cause of such failure, and to the extent that failure was caused by Vendor’s breach of its obligations hereunder, (b) provide Prudential with a report detailing the cause of, and procedure for correcting, such failure, (c) obtain Prudential Approval of the proposed procedure for correcting such failure, (d) correct such failure in accordance with the approved procedure, (e) provide weekly (or more frequent, if appropriate) reports on the status of the correction efforts, and (f) provide Prudential with assurances reasonably satisfactory to Prudential that such failure has been corrected and will not recur.

5.5. Measurement and Monitoring Tools. As of the Effective Date, Vendor will implement the measurement and monitoring tools and procedures required to measure and report (as contemplated by Section 5.4) Vendor’s performance of the Services against the applicable Service Levels. Such measurement and monitoring tools and procedures will (a) permit reporting at a level of detail sufficient to verify compliance with the Service Levels, and (b) be subject to audit by Prudential or its designee. Vendor will provide Prudential or its designees, as applicable, with information concerning access to such measurement and monitoring tools and procedures upon reasonable request, for inspection and verification purposes.

5.6. Service Level Credits. If Vendor fails to provide the Services in accordance with the applicable Service Levels, Vendor will incur the Service Level Credits identified in and according to the schedule set forth in Attachment F, provided that Vendor may earn back such Service Level Credits as provided under the provisions of Attachment F. The Service Level Credits will not limit Prudential’s right to recover, in accordance with the terms of this Statement of Work, any other damages to which it may be entitled with respect to such failure to provide the Services in accordance with the Service Levels, but will reduce the amount of damages that Prudential may be entitled to receive with respect to the applicable Service Level failure.

6. CUSTOMER SATISFACTION AND BENCHMARKING

6.1. Baseline Customer Satisfaction Index. During the Term of this Statement of Work, Prudential may select a third party to conduct a customer satisfaction survey (a “Customer Satisfaction Survey”) to establish a baseline customer satisfaction index for Prudential (the “Prudential Satisfaction Index”). The fees and expenses charged by such third party will be borne by Prudential. The Customer Satisfaction Survey to establish the Prudential Satisfaction Index will be developed on an as needed basis and will be (a) of the content and scope set forth in Attachment G (Form of Prudential Satisfaction Survey and Related Procedures), and (b) conducted in accordance with the procedures set forth in Attachment G. The Prudential Satisfaction Index will be the baseline for measurement of the performance improvements described in Section 6.2.

6.2. Customer Satisfaction Survey. At least once every Contract Year during the Term, Prudential may select a third party to conduct a Customer Satisfaction Survey in respect of those aspects of the Services designated by Prudential. The fees and expenses charged by such third party will be borne by Prudential. The Customer Satisfaction Survey will, at a minimum, cover a representative sampling of end-users of the Services and senior management of Prudential, in each case as selected in accordance with the procedures set forth in Attachment G. The timing, content, scope and method of the Customer Satisfaction Survey will be consistent with the Customer Satisfaction Survey undertaken pursuant to Section 6.1 to establish the Prudential Satisfaction Index and will be subject to the procedures set forth in Attachment G. The parties acknowledge and agree that increased measured customer satisfaction will be a factor in evaluating the performance of Vendor and will be measured as a Service Level under Section 5.2. If either party disputes the results of the Customer Satisfaction Survey, that party may engage a third party, reasonably acceptable to the other party, to conduct another Customer Satisfaction Survey pursuant to this Section. The results of the two surveys will be considered together, and in the event of any material inconsistency or dispute with respect to such results, such inconsistency or dispute will be resolved in accordance with the dispute resolution provisions set forth in the Agreement.

6.3. Benchmarking Overview. The Benchmarking Process described in Section 6.4 will be conducted by the Benchmarker. Prudential will select a third party to serve as the Benchmarker, and Prudential may select a replacement Benchmarker at any time and from time to time during the Term, which Benchmarker or replacement Benchmarker: (a) shall not be a Vendor Competitor without Vendor’s prior consent, such consent not to be unreasonably withheld or delayed, to the extent the Benchmark will involve Vendor’s pricing and/or Service Level performance; and (b) shall be subject to confidentiality obligations at least as stringent as those applicable to Vendor under the Agreement. The fees and expenses charged by the Benchmarker will be paid by Prudential.

6.4. Benchmarking Process. If and when Prudential elects to initiate the Benchmarking Process, the Benchmarker will conduct the Benchmarking Process annually in respect of each Contract Year (excluding the first Contract Year) to compare the Services, Service Levels and Fees relevant to the provision of the Services provided by Vendor under this Statement of Work to other available comparable information technology services (the “Benchmarked Comparables”). Vendor will cooperate, at Vendor’s cost, with the Benchmarker in conducting the Benchmarking Process.

6.5. Benchmark Results Review Period and Adjustments. Prudential will review the Benchmark Results during the Benchmark Review Period. If the Benchmark Results indicate that the benchmarked Services, Service Levels and Fees are not comparable to the Benchmarked Comparables and Vendor elects not to amend the terms of this Statement of Work to make the Services, Service Levels or Fees comparable, then Prudential will have the right, in the sole discretion of Prudential, to terminate all or any part of the applicable Services and assume responsibility for performance, obtain from a third party or otherwise decline to receive all, or any part, of the applicable Services, upon 90 days prior written notice requirements and free of any termination fees otherwise payable under this Statement of Work.

7. SERVICE LOCATIONS

The Services will be provided (a) to the Prudential Service Locations, (b) from the Designated Vendor Service Locations, and (c) from the Additional Vendor Service Locations; provided, however, that the provision of Services from an Additional Vendor Service Location is subject to Prudential Approval. Any reasonable incremental expenses incurred by Prudential as a result of Vendor’s use of an Additional Vendor Service Location not approved by Prudential will be paid by Vendor or reimbursed to Prudential by Vendor. Vendor shall not provide services to any third party from any Prudential Service Location.

8. Intentionally Left Blank.

9. PROJECT STAFF

9.1. Vendor Account Manager and Transition Manager. Vendor will appoint an individual (the “Vendor Account Manager”) and a second individual (the “Vendor Transition Manager”), as listed on Attachment O, who from the date of this Statement of Work will serve as the Vendor representatives under this Statement of Work. Vendor’s appointment of any

Vendor Account Manager and any Vendor Transition Manager will be subject to Prudential Approval. The Vendor Account Manager will (a) have overall responsibility for managing and coordinating the performance of Vendor’s obligations under this Statement of Work, and (b) be authorized to act for and on behalf of Vendor with respect to all matters relating to this Statement of Work.

Account and Project Management Services related to Transition

•	Vendor will cover the cost of a Vendor Account Manager during the Term of this Statement of Work.

•	Vendor Account Manager will be responsible for the following activities for the duration of this Statement of Work:

•

Engagement Management: Act as Vendor’s primary point of contact for service delivery of ongoing projects, engagement level reporting and relationship management with the Prudential Annuities Information Technology (“AIT”) leadership team.

•

Operational Management: Act as Vendor’s primary point of contact for administrative (such as submission of Vendor’s Statements of Work, and Vendor resource on-boarding activities) and financial (such as invoicing) aspects of ongoing and upcoming projects.

•

Demand Management: Work collaboratively with the Prudential AIT leadership team to understand potential to engage Vendor in upcoming AIT initiatives, determine the appropriate engagement model and resource needs, coordinate Vendor effort for proposal and Statements of Work process, and project staffing and startup activities.

•	Associate Development: Engage in mentoring and career development activities for Vendor associates working on Prudential AIT engagements.

Vendor will cover the cost of a dedicated, full-time Vendor Transition Manager during the transition of the initial three (3) clusters of this engagement until the end of KT Guided Support for each of these initial three (3) clusters. This role will be reviewed with Prudential at the end of this initial transition.

9.2. Vendor Key Employees. With respect to the Vendor Key Employees, the parties agree as follows:

(a)	Each Vendor Key Employee will be dedicated to the Prudential account hereunder on a full-time basis. Before assigning an individual to a Vendor Key Employee position, whether as an initial assignment or as a replacement, Vendor will obtain Prudential Approval for such assignment.

(b)	Vendor will not without Prudential’s prior approval (such approval not to be unreasonably withheld or delayed) replace or reassign (i) any Vendor Key Employee for one year from (A) the Effective Date, in the case of the initial Vendor Key Employees, or (B) the date of his or her assignment to the Prudential account, in the case of any individual replacing the initial Vendor Key Employees, unless such Vendor Key Employee (w) voluntarily resigns from Vendor, (x) is dismissed by Vendor, (y) fails to perform his or her duties and responsibilities pursuant to this Statement of Work, or (z) dies or is unable to work due to his or her death or disability or otherwise becomes unavailable due to promotion.

(c)	Prudential’s ability to remove a Vendor Key Employee under this Statement of Work is governed by Section 8.2 of the Agreement.

9.3. Project Staff. Vendor will appoint a sufficient number of individuals, with suitable training and skills to perform the Services. Vendor will provide Prudential with a list of all Vendor employees dedicated to the Project Staff at the end of every six (6) months following the Effective Date. Project Staff located at Prudential Service Locations may only provide services on such premises which support the operations of Prudential. Vendor will not, without Prudential Approval, appoint as a member of the Project Staff, any current or former employee or contractor of Prudential or its Affiliates who are reasonably known or should have been known by Vendor using reasonable due diligence.

9.4. INTENTIONALLY LEFT BLANK.

9.5. Prudential Competitors. Vendor will not assign a Vendor Key Employee to the account of or permit any such Vendor Key Employee to provide Services to a Prudential Competitor without Prudential Approval while such Vendor Key Employee is assigned to the Prudential account to perform Services hereunder.

10. MANAGEMENT AND CONTROL

10.1. Governance Provisions. Within ninety (90) days after the Effective Date, the parties will establish a mutually acceptable governance process to enable the parties to (a) oversee the performance of each party’s obligations under this Statement of Work, and (b) monitor and resolve disagreements regarding the provision of the Services and the Service Levels that are not resolved by the Prudential Project Manager and Vendor Project Manager.

10.2. Policies and Procedures Guide. During the Term of this Statement of Work, Vendor and Prudential will jointly develop Prudential’s Policies and Procedures Guide as applicable to the provision of product support services hereunder. Upon completion, such Policies and Procedures Guide will be attached to this Statement of Work as Attachment I. After completion, any future changes to the Policies and Procedures Guide (and the policies and procedures described therein) will be subject to the Change Control Procedures described herein.

10.3. Change Procedures. The Change Procedures included in Attachment J will govern all Changes under this Statement of Work. In addition to the Change Procedures, the following will apply to any Changes under this Statement of Work:

(a) No Change will be implemented without Prudential Approval and Vendor approval, except as may be necessary on an emergency basis to maintain the availability of the Services.

(b) With respect to all Changes, Vendor will (i) schedule Changes so as not to unreasonably interrupt the business or operations of Prudential, (ii) prepare and deliver to Prudential each month a rolling schedule for ongoing and planned Changes for the next three-month period, and (iii) monitor the status of Changes against the applicable schedule.

(c) With respect to any Change made on an emergency basis to maintain the availability of the Services, Vendor will document and provide to Prudential notification (which may be given orally provided that any oral notice must be confirmed in writing to Prudential within five (5) business days) of the Change no later than the next business day after the Change is made.

11. SOFTWARE

11.1. Prudential Software. Prudential hereby grants to Vendor, solely to provide the Services, a worldwide, royalty-free, non-exclusive, non-transferable license to Use (a) the Prudential Proprietary Software, (b) the Prudential Third Party Software, and (c) any Related Documentation in the possession of Prudential on or after the Effective Date. Vendor will comply with the terms of the applicable Prudential Third Party Contracts which are made known to Vendor (the Prudential Third Party Contract Terms”). Upon express prior written approval from Prudential, Vendor may sublicense, to the extent permissible under this Statement of Work and the applicable Prudential Third Party Contract Terms, to Vendor Agents the royalty-free right to Use the Prudential Software solely to provide those Services that such Vendor Agents are responsible for providing under this Statement of Work, and for no other purpose or customer of Vendor or Vendor Agents. Prudential hereby consents to the sublicense of the right to Use the Prudential Software by Vendor’s corporate affiliate, Cognizant Technology Solutions India Pvt Ltd., which will perform Services from India (“India Affiliate”). Vendor hereby assumes all liability and responsibility for the India Affiliate’s compliance with and breach of the terms of the Agreement and this Statement of Work, and for all acts and omissions of the India Affiliate.

11.2. Vendor Software.

(a) Vendor hereby grants, and will cause to be granted, to Prudential and its Affiliates receiving Services hereunder, an irrevocable, worldwide, royalty-free, non-transferable (except as transferable under the Agreement), non-exclusive license to Use the Vendor Software provided by Vendor to Prudential hereunder during the Term and the Termination Assistance Period, solely to the extent that such Use is reasonably required for the use of the Services by Prudential and its Affiliates.

(b) Upon the reasonable request of Prudential, Vendor shall promptly provide Prudential with a list of all Vendor Software being used to provide the Services as of the date of such request. If Vendor enters into any license with respect to Vendor Third Party Software used solely to provide the Services during the Term, Vendor will use commercially reasonable efforts to require that such license with respect to Vendor Third Party Software include the right to transfer to Prudential and its Affiliates and the Prudential Agents the rights to Use the Third Party Software following the End Date in accordance with the provisions of the Agreement.

12. Disaster Recovery Plan (“DRP”) and Crisis Management.

12.1. Within ninety (90) days after the Effective Date, Vendor will develop, submit to Prudential for Prudential Approval, and implement a DRP in accordance with Attachment K. Until such DRP is implemented, Vendor will use the Prudential DRP existing as of the Effective Date (as set forth in Attachment K), or as amended thereafter by the mutual agreement of the parties.

12.2. Following implementation of Vendor’s DRP in accordance with this Statement of Work and the Agreement, Vendor will: (i) periodically update and test the operability of the DRP during every year during the Term that the DRP is fully operational; (ii) certify in writing to Prudential at least once every year during the Term that the DRP is fully operational. Such certification must include, at a minimum: (a) the scope of the test performed as indicated in (i) above; (b) what parts, if any, of the test are successful; and (c) a detailed list of any failures or negative results revealed by the test; (iii) implement the DRP upon the declaration by Vendor of a disaster under such DRP. Upon Vendor’s declaration it shall: (a) immediately notify Prudential of the details of the disaster; (b) indicate the percentage of its operational capabilities; (c) indicate those functions/operations that cannot be performed; (d) indicate the immediate activities it will undertake to provide Prudential continued support; and (e) provide Prudential a good faith estimate of when operations will be fully functional in accordance with this Statement of Work; (iv) reinstate all Critical Business Applications upon the declaration of such a disaster within the Service Levels indicated in Attachment F or in accordance with the DRP, and (v) reinstate all other Services upon the declaration of such a disaster within the time frames specified in the Service Levels indicated in Attachment F or as indicated in the DRP. If Critical Business Applications are not reinstated within such aforementioned time frames, Prudential may terminate this Statement of Work immediately upon written notice to Vendor without regard to Section 15.4. In the event of such a disaster, Vendor will not increase its Fees under this Statement of Work or charge Prudential any additional or other fees or amounts. With respect to this Section 12, Vendor will provide on-site support Services for Critical Business Applications.

12.3. If a disaster, other than a Force Majeure event, attributable to the Vendor prevents, hinders or delays performance of the Services for more than forty-eight (48) hours, or a time-period governed by the DRP, and Vendor and Prudential are unable to arrive at a mutually satisfactory plan of action for the recovery of Services resulting from the disaster, Prudential may procure such affected Services from an alternate source and avail itself of all rights and remedies available under applicable law or in equity.

13. PAYMENTS TO VENDOR

13.1. Base Charges. In consideration of Vendor providing the Designated Services, Prudential will pay to Vendor the fees for the Designated Services (the “Base Charges”) set forth on Attachment B (Description of Services). Except as expressly set forth in this Statement of Work, there will be no charge or fees payable by Prudential in respect of Vendor’s performance of its obligations pursuant to this Statement of Work.

13.2. Additional Resource Charges; Reduced Resource Credits; Adjustment of Baselines. Adjustments to Baseline Service Levels and Additional Resource Charges and Reduced Resource Credits resulting from such adjustments, shall be as set forth in Attachment B.

13.3. Additional Charges, Credits and Expenses. Prudential shall pay the Additional Resource Charges, and be entitled to the Reduced Resource Credits, set forth in Attachment B. Except as expressly set forth in this Statement of Work, all costs and expenses relating to the Services are included in the Fees and will not be reimbursed by Prudential.

13.4. Rights of Set-Off. With respect to any amount that (a) must be reimbursed to Prudential, or (b) is otherwise payable to Prudential pursuant to this Statement of Work, Prudential may, upon written notice to Vendor, deduct the entire amount owed to Prudential against the Fees owed to Vendor under this Statement of Work.

13.5. Proration. Except as set forth on Attachment B, all periodic Fees or charges under this Statement of Work are to be computed on a calendar month basis and will be prorated on a per diem basis for any partial month.

14. PAYMENT SCHEDULE AND INVOICES

14.1. Base Charges. Not later than the tenth (10th) day of each month of the Term, Vendor will deliver to Prudential or its designee an invoice (the “Monthly Invoice”), together with any supporting documentation that Prudential may reasonably request, for the Base Charges relating to Designated Services performed in accordance with this Statement of Work during the preceding month, together with any Additional Resource Charges or credits provided under Section 13.2. Vendor will provide the Monthly Invoice in a form and detail (including chargeback information) reasonably satisfactory to Prudential. The charges set forth on the Monthly Invoice (including Base Charges and Additional Resource Charges, net of any credits provided under Section 13.2) will be due and payable to Vendor within thirty (30) days from the date Prudential receives that Monthly Invoice.

Vendor will submit the monthly invoices to:

Dawn Taylor

The Prudential Insurance Company of America

213 Washington Street, 2nd Floor

Newark, NJ 07102

14.2. Incremental Fees. The Monthly Invoice delivered by Vendor in accordance with Section 14.1 for a given month will include an Incremental Fee Report and a statement of the Additional Resource Charges, if any, for the Designated Services performed in accordance with this Statement of Work for the month preceding the month to which the Base Charges relate. If the Reduced Resource Credits for that month exceed the Additional Resource Charges, Vendor will provide Prudential with a credit. For example, the Monthly Invoice to be delivered by Vendor by the 10th day of November will reflect (1) the Base Charges for October, and (2) the Incremental Fee Report and Additional Resource Charges or credits, as applicable, for September. The Incremental Fee Report included in the Monthly Invoice will be in a form and detail reasonably satisfactory to Prudential. If Prudential in good faith disputes the validity of any of the Incremental Fees set forth in the Incremental Fee Report, Prudential will provide Vendor with a list of any such Incremental Fees, and Vendor will adjust the Incremental Fee Report to reflect the changes agreed to by the parties. Any dispute relating to any Incremental Fee will be resolved in accordance with the dispute resolution provisions set forth in the Agreement.

14.3. Fee Dispute. In the event of a dispute between the parties regarding this Statement of Work pursuant to which either party in good faith believes it is entitled to withhold payment, such party will provide notice to the other party setting forth the terms of the dispute and the reasons for its failure to make the payment or issue the credit, as applicable. For as long as the parties are attempting to resolve the dispute, and the party withholding payment continues to pay all undisputed amounts in accordance with the terms of this Statement of Work, the other party will continue to provide the Services or otherwise perform its obligations under this Statement of Work.

14.4. Continuity of Services. Vendor acknowledges that the timely and complete performance of its obligations pursuant to this Statement of Work is critical to the business and operations of the Prudential. Accordingly, in the event of a dispute between the parties, Vendor will continue to so perform its obligations under this Statement of Work in good faith during the resolution of such dispute unless and until this Statement of Work is terminated in accordance with the provisions of this Statement of Work.

15. TERM and TERMINATION

15.1. Term. The term of this Statement of Work (“Term”) shall commence on the Effective Date and shall continue to December 31, 2012, unless terminated earlier in accordance with its terms. The Term may only be extended upon the written agreement of the parties.

15.2. Termination Without Cause. Prudential may terminate this Statement of Work pursuant to the Agreement.

15.3. Termination for Change in Control of Vendor. In the event of a Change in Control of Vendor (a) to a Prudential Competitor, or (b) that Prudential determines, in its sole discretion, would adversely affect the business of Prudential or its Affiliates or the Services, Prudential may terminate this Statement of Work effective as of any time after the Effective Date by giving Vendor written notice of the termination at least ninety (90) days prior to the termination date specified in the notice.

15.4. Termination by Prudential for Cause. If Vendor defaults in the performance of any of its material obligations (or repeatedly defaults in the performance of any of its other obligations) under this Statement of Work, and does not cure such default within thirty (30) days of receipt of a written notice of default (or such longer period, not to exceed sixty (60) days, if such default is not reasonably curable within such thirty (30) day period and Vendor is diligently pursuing a cure of such default), then Prudential may, by giving notice to Vendor, terminate this Statement of Work, in whole or in part, as of the termination date specified in the notice.

15.5. Termination by Vendor for Cause. If Prudential fails to pay any undisputed amounts required to be paid by Prudential to Vendor under this Statement of Work, and Prudential fails to cure such default within thirty (30) days of receipt of a notice of default, then Vendor may, by giving notice to Prudential, terminate this Statement of Work as of the termination date specified in the notice.

15.6. Termination for Failure to Provide Critical Services. If Vendor fails, for any reason other than a Force Majeure Event, to provide (a) any Critical Service and does not cure such failure within forty-eight (48) hours after receipt by Vendor of a notice from Prudential with respect to such failure, or (b) any Critical Service more than three times in any consecutive one hundred twenty (120) day period during the Term, then Prudential may, upon written notice to Vendor, terminate this Statement of Work, in whole or in part, as of the termination date specified in the notice.

15.7. Other Terminations. In addition to the provisions set forth above, this Statement of Work may be terminated, in whole or in part, as provided in Section 12.2.

15.8. Termination Assistance. The Vendor will provide Termination Assistance Services as set forth in Attachment D.

IN WITNESS WHEREOF, each of Prudential and Vendor has caused this Statement of Work to be signed and delivered by its duly authorized representative.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	COGNIZANT TECHNOLOGY SOLUTIONS U.S. CORPORATION

By:	By:
Name:	Name:
Title:	Title:

ATTACHMENT A

DEFINITIONS AND CONSTRUCTION

The following defined terms used in this Statement of Work have the meanings specified below:

1.	“Additional Vendor Service Location(s)” means any location other than a Vendor Service Location from which Vendor provides the Services.

2.	“Additional Resource Charges” means the resource charges set forth in Attachment B (Description of Services).

3.	“Affected Employees” means those Prudential employees designated by Prudential as ‘No Right to Hire’ and as set forth in Attachment O (Employees).

4.	“Affiliates” means any entity that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the entity specified.

5.	“Assigned Agreements” means the third party agreements that are assigned, in whole or in part, to Vendor set forth in Attachment N (Third Party Contracts and Licenses).

6.	“Benchmarker” means an independent third party selected by Prudential from time to time in accordance with Section 6.3 to conduct the Benchmarking Process.

7.	“Benchmarking Process” means the objective measurement and comparison process (utilizing baselines and industry standards) selected or developed by Prudential.

8.	“Benchmark Results” means the final results of the Benchmarking Process delivered by the Benchmarker in a written report to Prudential, including any supporting documentation requested by Prudential to analyze the results of the Benchmarking Process.

9.	“Benchmark Review Period” means the 60-day period following receipt by Prudential of the Benchmark Results.

10.	“Billable Project Work” means a discrete unit of non-recurring or randomly occurring work that is specifically requested of the Vendor by Prudential and has Prudential Approval to provide or supply Prudential with advice, assistance, design work, engineering, development, build out, delivery, installation, testing, implementation, deployment, operations or management activities. Billable Project Work will utilize or employ the skills, knowledge, tools, technologies, assets, facilities and processes that are in use or reasonably be expected to be in use by the Vendor to provide Designated Services. Billable Project Work will be estimated in, tracked and reported to Prudential in FTE hours by the Vendor.

11.	“Change(s)” means any change to the (i) Service Levels, (ii) Services, or (iii) Software or Machines used to provide the Services, in each case, that would materially alter the functionality, performance standards or technical environment of the Systems, the manner in which the Services are provided, the composition of the Services, or the cost to Prudential of the Services; changes in the project schedule, volume or quantity of Services, or any other similar change.

12.	“Change Procedures” means the written description of the change procedures applicable to any Changes under this Statement of Work as set forth in Attachment J.

13.	“Change in Control” means the (i) consolidation, merger, share exchange or other business combination involving a party in which immediately following such transaction either (x) less than 50% of the directors of the surviving parent entity immediately following the closing of the transaction were directors of the party immediately prior to the closing of the transaction, or (y) less than 50% of the voting power of the surviving parent entity immediately following the closing of the transaction is held by persons who were shareholders of the party immediately prior to the closing of the transaction, (ii) sale, transfer or other disposition of all or substantially all of the assets of a party, or (iii) acquisition by any entity, or group of entities acting in concert, of beneficial ownership of 30% or more of the outstanding voting securities of a party.

14.	“Control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such entity, whether through the ownership of voting securities (or other ownership interests), by contract or otherwise.

15.	“Customer Satisfaction Survey” means a customer satisfaction survey undertaken with respect to the Services in accordance with the provisions of Section 6.2.

16.	“DRP” means the disaster recovery plan(s).

17.	“Designated Services” has the meaning assigned in Section 1.1 of the Statement of Work.

18.	“Designated Vendor Service Location(s)” means any Vendor service location set forth in Attachment L (Service Locations).

19.	“Developed Software” means any Software, modifications or enhancements to Software and Related Documentation developed pursuant to this Statement of Work by or on behalf of (i) Vendor, (ii) Vendor Agents, or (iii) any combination of Vendor, Vendor Agents and Prudential Agents.

20.	“Fees” means the Base Charges, the Additional Resource Charges and any other amounts payable by Prudential to Vendor pursuant to this Statement of Work.

21.	“FTE Hours” has the meaning set forth on Attachment B.

22.	“Full Time Equivalent (‘FTE’)” means a level of effort on specific tasks or projects expended by a Vendor employee or contractor, which contemplates an allocation of their time over various work efforts. That is, it acknowledges that an individual may work part-time or spend time on various in-scope activities. A reasonable amount of overtime is included in the quantification of exempt labor allocated across multiple areas. FTEs will be the Resource Baseline used in the quantification of projects.

23.	“Incremental Fees” means the Additional Resource Charges and the Reduced Resource Credits, collectively.

24.	“Incremental Fee Report” means the detailed report included in the Monthly Invoice in accordance with Section 14.2, and describing the Additional Resource Charges and Reduce Resource Credits incurred during the applicable month.

25.	“Machines” means computers and related equipment, including central processing units and other processors, controllers, modems, servers, communications and telecommunications equipment (voice, data and video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data.

26.	“New Service(s)” means services provided by Prudential’s third parties.

27.	“Policies and Procedures Guide” means the policies and procedures guide that describes detailed operational procedures for the Services to be developed in accordance with Section 10.2.

28.	“Project Staff” means the personnel of Vendor and Vendor Agents who provide the Services.

29.	“Prudential Agents” means the agents, subcontractors and other representatives of Prudential, other than Vendor and Vendor Agents.

30.	“Prudential Approval” means the prior written approval of the Prudential Project Manager (or a person authorized in writing by the Prudential Project Manager to grant such approval) of an action proposed by Vendor, such consent not to be unreasonably withheld or delayed.

31.	“Prudential Competitor” means a company that conducts business in the financial services industry.

32.	“Prudential Confidential Information” means Confidential Information of Prudential and its Affiliates.

33.	“Prudential Key Employees” means the individuals designated as such in Attachment O (Employees).

34.	“Prudential Proprietary Software” means the Software, including the Developed Software, and Related Documentation owned, acquired or developed by or on behalf of Prudential to be used by Vendor to provide the Services, including the Software listed as “Prudential Proprietary Software” in Attachment M (Software).

35.	“Prudential Service Location(s)” means any Prudential service location set forth in Attachment L (Service Locations), as the same may be amended by the parties in writing from time to time.

36.	“Prudential Software” means, collectively, the Prudential Proprietary Software and the Prudential Third Party Software.

37.	“Prudential Third Party Contracts” means the Retained Agreements and Assigned Agreements, collectively.

38.	“Prudential Third Party Software” means the Software and Related Documentation that is (i) licensed or leased by Prudential from a third party, including the Software listed as “Prudential Third Party Software” in Attachment M (Software), and (ii) used by Vendor or Vendor Agents to provide the Services.

39.	“Reduced Resource Credits” means the credits specified in Attachment B (Description of Services).

40.	“Regulatory Requirements” means the laws, rules and regulations on a national, state and local level that apply directly or indirectly to the delivery of Services under this Statement of Work.

41.	“Related Documentation” means, with respect to Software, all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describe the function and use of such Software.

42.	“Service Level(s)” means the service levels and standards for the performance of the Designated Services set forth in Attachment F (Service Levels).

43.	“Service Level Credits” has the meaning specified in Attachment F (Service Levels).

44.	“Service Location(s)” means any Prudential Service Location, Designated Vendor Service Location or Additional Designated Vendor Service Location, as applicable.

45.	“Services” means, collectively, the Designated Services, the Transition Services and the Termination Assistance Services.

46.	“Software” means the source code and object code versions of any applications programs, operating system software, computer software languages, utilities and other computer programs, in whatever form or media, including the tangible media upon which such applications programs, operating system software, computer software languages, utilities, and other computer programs are recorded or printed, together with all corrections, improvements, updates and releases thereof.

47.	“Systems” means the Software and the Machines, collectively, used to provide the Services.

48.	“Transition Plan” means the transition plan set forth in Attachment D (Transition Plan).

49.	“Use” means use, have access to, operate, copy, maintain, modify, enhance, and create derivative works.

50.	“Vendor” means Cognizant Technology Solutions U.S. Corporation.

51.	“Vendor Agents” means the agents, subcontractors and other representatives of Vendor.

52.	“Vendor Key Employees” means, collectively, the Vendor Transition Manager and the other individuals designated as such in Attachment O (Employees).

53.	“Vendor Proprietary Software” means the Software and Related Documentation owned, acquired or developed by or on behalf of Vendor that is used in connection with the Services that is not Developed Software, together with any of the foregoing which is a Vendor Derivative, including the software listed as “Vendor Proprietary Software” in Attachment M (Software).

54.	“Vendor Software” means, collectively, the Vendor Proprietary Software and the Vendor Third Party Software.

55.	“Vendor Third Party Software” means the Software and Related Documentation licensed or leased by Vendor from a third party that is used in connection with the Services, including the software listed as “Vendor Third Party Software” in Attachment M (Software).

56.	“Work Product” means literary works or other works of authorship (regardless of whether such works are patentable or copyrightable) created under this Statement of Work by Vendor or Vendor Agents, including manuals, training materials and documentation but excluding Software.

57.	“Workaround” means an alternative process, approach or solution designed to address, on a temporary basis, a problem that prevents operation as originally intended (e.g., as necessary to address a change in Regulatory Requirements).

ATTACHMENT B

1.	DESCRIPTION OF SERVICES/Project:

Annuities Application Support

SOW Number: (2008/0001)

Prudential AIT seeks to co-source the IT Production Support and Maintenance for a number of applications from its application portfolio. AIT plans to complete the transition of between 27-37 FTE positions supporting the following applications, grouped in 7 clusters, by March 31, 2009.

Cluster	Applications
Progress	VPAS
Slippage
Suspense

Web	AEA
SOL
Annuity IVR
Integrated Desktop
IA Net
Prices & Performance
Field Access

Oracle	AKC-Knowledgeware
CPP
CR
Reporting Tools
Web DB

Reporting / Fulfillment	AOP/Output/SQLDB
CDS
MIS Viewer
Patrols & Taxletters
PDF Viewer
Transfer Server
Field Access

Servicing	LifeCAD
RCMA

Sales & Marketing	Epiphany
SAAS

Actuarial	AVIS
VIP (project under development)

2.	Prudential Project Manager:

Michael Fedak

3.	Vendor account Manager:

Adhip Sengupta

4.	In-scope and Out-of Scope Services:

4.1.	In-scope Services:

The Services identified below are those known to be required as of the Effective Date of this Statement of Work. During the transition period, Vendor will work with Prudential to perform a detailed analysis on the applications in the portfolio to determine whether any adjustments to Services, resources, skills or location alignment may be required. Any change to the Services, resources, location, and skill mix during the course of the engagement will be implemented through a Change Control procedure.

•	Set up offshore development centre (ODC)

•	Create detailed plan for knowledge transition

•	Undergo knowledge transition

•	Application maintenance support in Developer and Technical Analyst capacity

•	Problem analysis and correction - Severity 1, 2, 3, and 4

•	Minor enhancements to existing applications

•	Research queries / analysis

•	Weekly status report (outlining activities completed, planned, and issues)

•	Metrics gathering and reporting

•	Software configuration management

•	Status reporting inclusive of financial reporting

•	Onsite-offshore coordination

•	Provide warranty support

4.2.	Out-of-scope Services:

•	Database administration

•	System administration

•	Release management

•	QA testing

•	Participation in development projects (initiatives), other than small enhancements

•	Business analysis

4.3.	Non-billable Consulting Services in Areas of CMMi and Architecture (at no cost to Prudential)

•

Upon signature of the Annuities Application Support Engagement SOW, Vendor will invest a base level of hours of service for process consulting and architecture consulting work, regardless of the scale of the Annuities Application Support Engagement.

•	Prudential will earn credit-hours based on a tiered structure governed by the size of the Annuities Application Support Engagement.

•

The earned credit-hours can be used by Prudential based on their needs for a wider range of services – process improvement, architecture consulting, business consulting, testing efficiency, or even to pay for development work.

•

Vendor will track Prudential’s earned credit-hours and provide a monthly report to Prudential for the credit-hours earned in that particular month, the credit-hours spent in that particular month and the cumulative balance of available credit-hours.

•

The tiered structure proposed by Vendor is described below. Additionally, if the total Vendor invoice value for all projects at Prudential AIT for a specific month is less than $75,000, then credit-hours earned by Prudential at onsite (USA) or offshore (India) for that particular month will not exceed 10% of the effort spent by Vendor FTE-s, in billable work or in undergoing KT, in that month for the particular location (onsite or offshore) for the Annuities Application Support Engagement.

Prudential AIT monthly spend on services (USD ,000)	Credit-hours earned by Prudential in that month
Up to 250	Base level: • Process consulting – 60 hours / month (USA) • Architecture consulting – 120 hours / month (India)

250+ up to 500	Base level plus 30 hours (USA) and 80 hours (India)

500+ up to 1,000	Base level plus 110 hours (USA) and 300 hours (India)

1,000+	Base level plus 270 hours (USA) and 800 hours (India)

4.4.	Non-Billable Access to Vendor Delivery Management Toolsets (at no cost to Prudential):

•

Vendor will arrange access for Prudential, at no additional charge, to its proprietary Delivery Management toolsets which are required as part of Vendor’s services for the Annuities Application Support Engagement.

•	Only Prudential and Vendor employees will be allowed access to these tools. The tool will not be available to any other vendors and consultants providing service to Prudential.

•	The Vendor Delivery Management tools are listed below:

•	Project Management Tools

•	Task Tracking tool – eTracker

•	Project Management tool – Prolite

•	Quality Assurance tools – Qsmart

•	Metrics Bench – eCockpit

•	Quality Standards – Qview

•	PMO Portal

•	Application Tools

•	Requirements Management tools

•	Developer tools

•	Maintenance tools

•	Collaboration tools

•	Knowledge Management Tools

•	Knowledge Portals

•	Video sessions/ Podcasts

•	eLearning

•	Computer Based Training (CBT) tools

•	Wizdom Tree

4.5.	Non-billable Setting Up a Progress Center of Excellence (CoE) (at no cost to Prudential):

•

Upon Prudential’s confirmation of the KT schedule for the Progress cluster as part of the Annuities Application Support Engagement, Vendor will form a Progress CoE for creating skilled and scalable resource pool in Progress to support Prudential’s IT transformational objectives. A core team of 4 would be part of the Progress CoE whose roles and responsibilities are

1.	A Project Manager will be the owner of the Progress CoE who will set the vision, define the framework, set up the CoE and provide continued guidance at steady state.

2.	AAPA Certified Business Analyst (from the offshore pool of domain experts) will focus on anchoring competency building, solution architecting and leverage industry best practices in Annuities space.

3.	One Senior Technology Expert (5+ yrs of experience) having Progress Technology and having Annuities experience helping in Knowledge Management, Architecture and Design.

4.	One Technology Expert who has 3+ years of experience in Progress Technology to help the project team in day to day execution.

•

The rest of the team would consist of one Senior Developer and three developers with prior Progress experience. They will be primarily focusing on supporting the Progress applications, collecting and understanding the artifacts for building the Knowledge Repository.

5.	Deliverables:

Vendor will provide the following deliverables as part of the engagement.

Phase	Sub-phase	Activities	Deliverables
Engagement Planning (at no cost to Prudential)	-	• Engagement kick-off • Stakeholder identification and set expectation • Creation of high level project plan	• Master project plan

ODC Setup	-	• Offshore Infrastructure setup • Connectivity setup	• Connectivity setup requirements • ODC setup status report

Phase	Sub-phase	Activities	Deliverables
Pre-KT (at no cost to Prudential)	Planning	• Project team formation for the specific cluster and initiation of physical and system access activities • Training / orientation to the project team on domain, technology, and application overview	• List of project team members, along with required details for physical and system access requirements • Infrastructure setup requirements for onsite and offshore teams

KT (at no cost to Prudential)	Planning

•        Detailed cluster level planning for KT, including

•        Responsibility matrix

•        Inputs needed from Prudential for KT

•        Detailed schedule depicting involvement of Prudential SME-s and other stakeholders for KT

•        Communication management plan during KT

•        Validation of baseline inventory (source code and documentation)

•        Detailed cluster level project plan for KT, including

•        Responsibility matrix

•        Inputs needed from Prudential for KT

•        Detailed schedule depicting involvement of Prudential SME-s and other stakeholders for KT

•        Communication management plan during KT

•        Inventory Report

KT (at no cost to Prudential)	KT	• KT through class-room, Q&A, hands-on training, shadowing, reverse shadowing

•        System documentation

•        Knowledge Repository on Microsoft SharePoint Server for centralized access to project documentation

•        KT performance tracking report

•        Maintenance Process Handbook for Steady State support, describing

•        Application(s) overview

•        Production Support / Maintenance Support processes

•        Bug-fix / Enhancements process

•        Service level agreements

•        Communication plan for status and metrics reporting

•        Escalation process

•        Knowledge management process

•        Change control process

•        Acceptance criteria

•        Project Plan for the Guided Support Phase

KT (at no cost to Prudential)	Guided Support	• Production support under Prudential supervision	• Work products (software and documentation) for Production Support and Bug-fix / Enhancements • KT performance tracking report • Updated Maintenance Process Handbook

KT (at no cost to Prudential)	Governance	• Define detailed governance process as it relates to the current engagement, including • Roles & Responsibilities • Escalation Process • Scorecard / Dashboard	• Multi-Sourcing Governance Model

Steady State	-	• Incident management • Bug-fixes • Enhancements • Business support	• Work products (software and documentation) for Production Support and Bug-fix / Enhancements • Status and metrics report • Updated Maintenance Process Handbook

6.	Acceptance Criteria:

Acceptance will be conducted pursuant to Section 4 of the Agreement.

7.	Project Start Date and Project End Date:

•	Project Start Date: May 19, 2008

•	Project End Date: December 31, 2012

High-level Schedule

Cluster	Activity	Start Date	End Date
All	Engagement Planning	05/19/2008	05/23/2008

Web	Pre-KT Planning	05/19/2008	05/23/2008
	KT - Planning	05/27/2008	05/30/2008
	KT - Knowledge Transfer	06/02/2008	07/03/2008
	KT - Guided Support	07/07/2008	07/18/2008
	Steady State Support	07/21/2008	12/31/2012

Oracle	Pre-KT Planning	05/19/2008	05/23/2008
	KT - Planning	05/27/2008	05/28/2008
	KT - Knowledge Transfer	05/29/2008	06/13/2008
	KT - Guided Support	06/16/2008	06/27/2008
	Steady State Support	06/30/2008	12/31/2012

Progress	Pre-KT Planning	06/30/2008	07/03/2008
	KT - Planning	07/07/2008	07/11/2008
	KT - Knowledge Transfer	07/14/2008	08/15/2008
	KT - Guided Support	08/18/2008	08/29/2008
	Steady State Support	09/01/2008	12/31/2012

Reporting/Fulfillment	Pre-KT Planning	02/16/2009	02/20/2009
	KT - Planning	02/23/2009	02/25/2009
	KT - Knowledge Transfer	02/26/2009	03/13/2009
	KT - Guided Support	03/16/2009	03/27/2009
	Steady State Support	03/30/2009	12/31/2012

Servicing	Pre-KT Planning	02/16/2009	02/20/2009
	KT - Planning	02/23/2009	02/2009
	KT - Knowledge Transfer	02/26/2009	03/13/2009
	KT - Guided Support	03/16/2009	03/27/2009
	Steady State Support	03/30/2009	12/31/2012

Sales & Marketing	Pre-KT Planning	02/09/2009	02/13/2009
	KT - Planning	02/16/2009	02/20/2009
	KT - Knowledge Transfer	02/23/2009	03/13/2009
	KT - Guided Support	03/16/2009	03/27/2009
	Steady State Support	03/30/2009	12/31/2012

Actuarial	Pre-KT Planning	02/09/2009	02/13/2009
	KT - Planning	02/16/2009	02/20/2009
	KT - Knowledge Transfer	02/23/2009	03/13/2009
	KT - Guided Support	03/16/2009	03/27/2009
	Steady State Support	03/30/2009	12/31/2012

8.	Assumptions:

•	Prudential will assign a Project Manager as a single point of coordination for the Vendor team

•

Prudential will provide access to existing documentation prior to KT, including process flows, training and user manuals, metrics reports, procedures, guidelines, standards, reference materials, and system/application documentation as needed.

•

Prudential will provide necessary access and infrastructure to the Vendor onsite team, including building access, work space with phone, printer, meeting rooms, desktop computers with necessary software, access to necessary network, servers, applications and internet and other access.

•	Prudential will arrange for engagement-specific software licenses (such as Progress) for onsite and offshore teams.

•

Vendor will arrange for desktops for offshore resources with minimum configuration of 3 GHz CPU, 4 GB RAM, 200 GB of Hard Drive and Window XP Professional as OS. The desktops will have standard software including Microsoft Office, Acrobat Reader, MacAfee, IE 6, WinZip, Visio Viewer, Lotus Notes and freeware version of Oracle SQL Developer. This minimum configuration clause will not be applicable in situations where Remote Desktop, Citrix or other client virtualization connectivity options are employed.

•	Vendor and Prudential will identify points of contact to coordinate setting up of onsite-offshore connectivity.

•	Prudential will ensure that Vendor has necessary access to key IT and business SME-s during KT phase for all the clusters.

•	Prudential will be responsible for day-to-day work allocation to the Vendor team. Vendor offshore Delivery Manager will be responsible for Vendor delivery assurance.

Assumptions for Non-BILLABLE ACTIVITIES (AT NO COST TO PRUDENTIAL):

•	Prudential will provide up to 4 weeks of lead time for onsite resources and up to 2 weeks of lead time for offshore resources, prior to starting a specific request for service under this SOW

•

Prudential will provide access to necessary documentation to the Vendor team in a timely manner. Examples of documentation are process flows, training and user manuals, procedures, guidelines, standards, reference materials, and system/application documentation.

•

Prudential will provide necessary access and infrastructure to the Vendor onsite team, including building access, work space with phone, printer, meeting rooms, desktop computers with necessary software, access to necessary network, servers, applications and internet and other access.

•	Prudential will arrange for engagement-specific software licenses (such as Progress) for onsite and offshore teams.

•

Vendor will arrange for desktops for offshore resources with Window XP Professional as OS. The desktops will have standard software including Microsoft Office, Acrobat Reader, MacAfee, IE 6, WinZip, Visio Viewer and freeware version of Oracle SQL Developer, as needed.

•	Prudential will utilize the credit-hours within nine (9) months of earning the same. Unused credit-hours will lapse after a rolling nine (9) month period.

•	Prudential will ensure that Vendor has necessary access to key IT and business SME-s to effectively perform the services.

Fees:

Base Charges:

The engagement will be on a Time & Materials basis. The MSA provisions for hourly rates, fees and payment, volume discount will apply, except otherwise noted in section 0 (Pricing Assumptions) below.

Adjustments to Baseline Service Levels:

Not Applicable.

Additional Resource Charges:

Prudential and Vendor may amend this SOW for additional resources during the course of the engagement. The MSA provisions will apply for the additional resources.

Reduced Resource Credits:

Not Applicable.

Number of Resources:

Following is the resource plan for the billable resources in the engagement:

Role	SkillSet	No. of Resources	Start Date	End Date	Billing Start Date	Rate (USD/hr)	Primary Work Location
							Onsite (USA)	Offshore (India)
Team member – Web cluster	J2EE, JSP, WebSphere, STRUTS, Oracle, Unix	2	05/27/08	12/31/12	07/21/08	67.00	☒ (Shelton, CT)	☐
	-do-	4	05/27/08	12/31/12	07/21/08	22.50	☐	☒

Team member – Oracle cluster	Oracle	1	05/27/08	12/31/12	06/30/08	22.50	☐	☒

Team member – Progress cluster	Progress OpenEdge 10.1B	4	07/07/08	12/31/12	09/01/08	67.0	☒ (Woodbridge, NJ)	☐
	-do-	8	07/07/08	12/31/12	09/01/08	22.50	☐	☒

Team member – Reporting/Fulfillment cluster	MS SQL, ASP, VC++, Oracle, VB, Sybase, PHP, FoxPro	0	02/23/09	12/31/12	03/30/09	67.0	☒ (TBD )	☐
	-do-	1	02/23/09	12/31/12	03/30/09	22.50	☐	☒

Team member –Servicing cluster	PB, C, PL SQL, Oracle, Java, Discoverer	1	02/23/09	12/31/12	03/30/09	67.00	☒ (TBD )	☐
	-do-	2	02/23/09	12/31/12	03/30/09	22.50	☐	☒

Team member – Sales & Marketing cluster	Epiphany	1	02/16/09	12/31/12	03/30/09	67.0	☒ (TBD )	☐
	-do-	3	02/16/09	12/31/12	03/30/09	22.50	☐	☒

Team member – Actuarial cluster	MS SQL Server, ASP, VB Script	1	02/16/09	12/31/12	03/30/09	67.00	☒ (TBD )	☐
	-do-	2	02/16/09	12/31/12	03/30/09	22.50	☐	☒

Pricing Assumptions:

•

In view of the long-term nature of the engagement, Vendor will absorb the KT cost for base FTE-s for all 7 clusters and amortize in a straight-line manner. This is based on the assumption that the KT of all the clusters is completed by March 31, 2009. Any KT activities beyond March 31, 2009 will be invoiced to Prudential based on actual efforts.

•

In addition, Vendor will apply $140,000 for prior consulting work as credit towards the steady state cost. This credit will be applied on the monthly invoices upon reaching steady state support for the first cluster. The amount of credit for a particular month will be the lesser amount of 10% of the invoice amount for that month before applying the discount, or, $7,778 (calculated as 1/18th of $140,000).

•

In the event of an early termination of the contract, or if Prudential chooses to assume responsibility for performance, obtain from a third party or otherwise decline to receive all, or any portion, of the Services, Vendor will invoice the remaining unamortized KT cost to Prudential. Also, in the event the engagement is terminated prior to application of the $140,000 credit, Vendor will not be obligated to any unapplied credit from the $140,000. There will be no other penalties assessed.

•

The hourly billing rates stated in this document will remain unchanged through 2009 for all 7 clusters. For years 2010-2012, the rates may be revised to cover for inflation and market conditions, such an increase will not exceed 3% for USA and 5% for India in any given year.

•	Vendor will bear the initial domestic & international travel and lodging expenses (T&E) costs for the onsite and offshore resources for all 7 clusters.

•

Upon assignment of a resource, a base Prudential location will be established for the resource. The Vendor T&M rates are inclusive of daily commuting expenses from residence to the base Prudential location. Any travel at Prudential’s request to locations other than the base location will be reimbursed by Prudential. Any such additional T&E expense will need to be pre-approved by Prudential to qualify for reimbursement and must be supported by an original receipt for any expense over $25 except for reimbursement of auto mileage.

•	Prudential will bear the cost of any hardware, software needed for Vendor onsite team, and the cost of engagement specific software licenses for onsite and offshore.

•

FTE Hours—Fees for Consultants will be based on actual hours worked in a day with an eight-hour maximum per day and 40 hours per week, except for hours worked to address and resolve Severity 1 problems. Vendor will not incur overtime unless requested and approved in advance via email to the first-line Prudential Manager. Overtime hours will be paid at the same rate as the normal contracted rate for the Consultant regardless of the day or shift worked.

•	Vendor billable resources will record their hours worked on Prudential AIT’s Time Tracking System and adopt Prudential’s Time Tracking Process.

Warranty Support:

The Warranty Periods applicable to Work Product delivered hereunder shall be 30 calendar days following Prudential’s acceptance of the Work Product delivery by Vendor. During the applicable Warranty Period, Vendor will, as warranty coverage, rectify free-of-charge any deviations reported by Prudential on the delivered code from the specifications agreed upon in writing by the parties for such deliverable.

This warranty coverage will not apply in the event any alteration or other modifications of such code by any person or entity other than Vendor unless such alteration or modification was approved by Vendor.

Warranty coverage will be applicable only for billable work.

12. Roles & Responsibilities:

The table below depicts the responsibility chart for KT and Steady State activities:

Phases	Responsibility		Remarks
	Vendor	Prudential
Engagement Planning
Project kick-off	Primary	Secondary	Project kick-off meeting to confirm project objectives and approach

Identify stakeholders & set expectations	Primary	Primary	Team identification at Prudential and Vendor

Project Planning	Primary	Secondary	Create master project plan for both clusters. Prudential to review and provide sign off

Offshore Delivery Center Setup
Infrastructure set-up	Primary*	Primary*	Establish network connectivity Infrastructure requirements for onsite team

Phases	Responsibility		Remarks
	Vendor	Prudential
Pre KT
Pre-KT activities	Primary*	Primary*	Training / orientation, physical / system access for both onsite and offshore resources.

KT
Define Acceptance Criteria for each cluster	Secondary	Primary	Vendor will work with Prudential to define the Acceptance criteria

Define Change Control Procedure	Primary	Secondary	Prudential will provide sign-off on the change control procedures and guidelines

Define communication plan (Status reporting, issues/escalation process etc.)	Primary	Secondary	Prudential will provide necessary approval

Define Configuration Management procedure for QA, UAT, Production	Secondary	Primary	Vendor will provide necessary inputs where needed

Define Quality, Defect Management process, coding tools / standards	Primary	Secondary	Vendor will tailor its processes to suite Prudential needs. Prudential will provide necessary approval

SLA and Metrics definition for each cluster	Secondary	Primary	Vendor will provide sign-off

Resolve clarifications raised by Vendor team		Primary	Prudential SME-s will be consulted to resolve clarifications

Steady State
Application maintenance and Support	Primary	Secondary	Vendor will be responsible for the activities allocated to Vendor. Prudential will be consulted for any clarifications. Prudential will be responsible for overall management and provide sign-offs on deliverables.

Periodic status report	Primary	Secondary	Prudential and Vendor will review the report and discuss the work load balancing

*	Vendor will take primary responsibility for Offshore activities and Prudential will take primary responsibility for Onsite activities

ATTACHMENT C

RESOURCES

Prudential Resources:

•	For Vendor onsite team:

•	Office space

•	Desktop / laptop computers with software and associated documentation which are needed for providing the services under this Statement of Work

•	Access to Prudential network and internet

•	Desk phone

•	Access to printer, photocopier, fax and office stationery

•	Meeting / conference rooms with video-conferencing facility

•	Cell-phones / pagers, if needed for providing the services

•	For Vendor offshore team:

•

Software (other than Microsoft Office, Acrobat Reader, MacAfee, IE 6, WinZip, Visio Viewer, Lotus Notes and freeware version of Oracle SQL Developer) and associated documentation which are needed for providing the services under this Statement of Work

•	Access to Prudential network

•	Cell-phones / pagers, if needed for providing the services

Vendor Resources:

•	For Vendor onsite team:

•	Access to existing Vendor tools necessary for providing the services under this Statement of Work

•	For Vendor offshore team:

•	Office space

•	Desktop / laptop computers with Microsoft Office Acrobat Reader, MacAfee, IE 6, WinZip, Visio Viewer, Lotus Notes and freeware version of Oracle SQL Developer

•	Access to desk phone, printer, photocopier, fax and office stationery

•	Meeting / conference rooms with video-conferencing facility

•	Access to existing Vendor tools necessary for providing the services under this Statement of Work

ATTACHMENT D

TRANSITION PLAN AND TERMINATION ASSISTANCE

Transition Plan

The high-level schedule for the Transition is mentioned in Section 0 of Attachment B. A detailed Transition Plan will be developed by Vendor and Prudential during the first two (2) weeks of the project start-up.

Termination Assistance

The following applies with respect to the Services provided by Vendor under this Statement of Work:

(a) Definitions:

(1) “End Date” means the later of (i) the expiration or termination of this Statement of Work and (ii) the last day of the Termination Assistance Period (as defined below).

(2) “Termination Assistance Period” means a period of time designated by Prudential, commencing on the date this Statement of Work expires or is terminated and continuing for at least a minimum of three (3) months after the expiration or termination of this Statement of Work, during which Vendor will provide the Termination Assistance Services in accordance with this Section.

(3) “Termination Assistance Services” means (i) the Services (and any replacements thereof or substitutions therefore) under this Statement of Work, to the extent Prudential requests such Services during the Termination Assistance Period, (ii) as reasonably requested by Prudential, Vendor’s full and complete cooperation with Prudential or another service provider designated by Prudential in order to facilitate the transfer of the Services hereunder to Prudential or such other service provider, and (iii) any additional new services reasonably requested by Prudential in order to facilitate the transfer of the Services hereunder to Prudential or such other service provider.

(b) Vendor will, upon the request of Prudential to provide Termination Assistance Services during the Termination Assistance Period, provide the Termination Assistance Services at the charges in effect immediately prior to the Termination Assistance Period. Unless otherwise agreed by the parties in writing, the quality and level of performance during the Termination Assistance Period will not be degraded in any material respect. After the End Date, Vendor will promptly (a) answer questions from Prudential or Prudential’s agents regarding the Services as reasonably requested by Prudential, and (b) deliver to Prudential any remaining reports and documentation still in Vendor’s possession to which Prudential is entitled to ownership as set forth in this Statement of Work and the Agreement or contains Prudential Confidential Information. Vendor will provide the Services and support provided for in this Section regardless of the reason for expiration or termination of this Statement of Work except in the event of termination by Vendor for non-payment (unless Prudential pays the amounts due hereunder before the commencement of the Services and support provided for in this Section).

(c) Exit Rights. Upon the End Date, with respect to any termination or expiration of this Statement of Work:

(1) Any software license rights granted to Vendor by Prudential hereunder will immediately terminate and Vendor will promptly (i) deliver to Prudential, at no cost to Prudential, a current copy of all such software, if any, in the form in use as of the End Date, and (ii) destroy or erase all other copies of all such software in Vendor’s possession. Vendor will, upon the request of Prudential, certify in writing to Prudential that all such copies have been destroyed or erased.

(2) Vendor will promptly, (i) deliver to Prudential, at no cost to Prudential, a copy of all of Work Product and Prudential data, in each case in the form in use as of the End Date, (ii) return all Prudential Confidential Information to Prudential, and (iii) destroy or erase all other copies of the Work Product, Prudential Confidential Information and Prudential data in Vendor’s possession. Vendor will, upon the request of Prudential, certify in writing that all the copies referred to in (i) and (iii) above have been destroyed or erased and all Prudential Confidential Information has been returned. Except as otherwise expressly provided under this Statement of Work, Prudential will, and will cause Prudential agents to, promptly return all Vendor Confidential Information to Vendor and, upon Vendor’s request, certify to Vendor that Prudential has complied with such obligations.

(d) The provisions of this Section will apply regardless of the reason for expiration or termination of this Statement of Work.

ATTACHMENT E

NEW SERVICES

Prudential to provide this Attachment on an as needed basis.

ATTACHMENT F

SERVICE LEVELS

A. Systems Availability/Delivery of Electronic Interface Files:

•	All systems must be available by 7am (US) EST on business days

•	Online/IVR systems must be available 24 x 7, except during pre-scheduled routine maintenance periods.

•	Electronic Interface files for key distributors ("VIP Firms") must be delivered by 4am (US) EST on business days

•	Electronic Interface files for all other distributors ("non-VIP Firms") must be delivered by 6am (US) EST on business days

•	Electronic Interface files for internal Prudential business partners must be delivered by 5am (US) EST on business days

•	The SLAs will apply for the specific Severity definitions indicated below.

B. Severity Definitions with Service Level Objectives (applies to application maintenance support, if applicable)

As directed by the Prudential Project Manager, Vendor will analyze the problem and will provide a resolution according to the Standard Operating Procedure and within the response time, which will be specified in an SLA grid (described below in Section C) from the time the problem is reported to Vendor.

The issues will be categorized in terms of the following Severity Levels:

•	Severity 1 (High Priority, for production support roles only)

•	Severity 2 (Medium Priority)

•	Severity 3 (Medium – Low Priority) &

•	Severity 4 (Low Priority)

If a temporary fix is unidentifiable or cannot be applied within the response time, suitable alternatives/options will be proposed to Prudential.

C. Service Levels Development and Benchmarking:

The Service Level terms indicated in this Attachment will apply once mutual agreement has been reached for Vendor to take responsibility for a specific application by execution of the following process:

(a)	Prudential will develop detailed SLAs during the Knowledge Transition phase for each application, and create an SLA grid detailing the following: identification of the need for response; notification process; Vendor response (acknowledgement, solution implementation); response time; and standard operating procedure.

(b)	The SLA grid for each application will be adjusted as necessary and benchmarked during the first three (3) months of reaching steady state for that application.

(c)	At the end of the three (3) month period for each application as referenced above, the Service Credit Model will apply for missed SLAs. The Service Credit Model is described in Section H below.

D. ERRORS and RESOLUTIONS

Prudential will carry out initial error assessment before contacting the Vendor support team.

Prudential will assign an error severity level based on reasonable action and good faith. The Vendor support team is expected to maintain the Systems across the installation of new releases. Errors will be classified according to the categories set forth below at Prudential’s sole discretion.

E. Severity 1 – High Priority

Severity 1 problems are those that paralyze production. These problems have critical business impact. An error, the occurrence of which would cause the production to come to a grinding halt, and hence, which must be resolved with utmost urgency, is categorized as a SEV 1 error. For all Severity 1 errors/problems that are related to the scope of Vendor’s responsibility as identified in the SLA grid, i.e. non-infrastructure or other areas outside of Vendor responsibility, the support team will analyze the problem, and identify and provide a solution (which could be a work-around, data fix or a temporary program fix) per Designated Service levels (DSLs) in the SLA grid.

F. Severity 2 – Medium priority

A Severity 2 request is defined as an isolated incident or a bug in the system for which there is no acceptable workaround. Such errors may have a significant impact to further processing and business, but would not have a very critical impact on the business.

The support team will analyze the problem and will come up with a resolution within the response time in the SLA grid, of a problem being reported to the support team based on the priorities defined by Prudential. However, if a temporary fix is unidentifiable or cannot be applied within the applicable response time, then suitable alternatives/options will be proposed to Prudential together with pros and cons.

G. Severity 3 and 4 – Low Priority

A Severity 3 and 4 request is defined as a non-critical error or a cosmetic change, which disrupts neither the functional nor operational flow. No DSL's will be necessary for Severity 3 or 4 issues.

Note: The time-to-resolve stated with each of the severities above are the time required to analyze a problem and arrive at a resolution (in the development environment). They do not include the time to do quality assurance and user acceptance testing and moving the changes into production.

ASSUMPTIONS:

•	The Vendor FTE hours at the time of reaching steady state for an application will, at a minimum, equal the Prudential FTE hours being replaced, which were responsible in fulfilling the SLAs.

•

Prudential will provide access to the respective SMEs as necessary. Prudential will provide clarifications / inputs as needed in a timely manner to support the resolution of issues by the vendor within the DSL.

•	The respective Prudential Manager/SME will notify Vendor support team, of the issue and the severity. Following that, the Vendor support team will work on the issue until resolution.

•	Transition of support responsibilities for Initiatives: Vendor assumes that, for Initiatives,

•	Prudential will provide necessary training and documentation to the respective Vendor support teams, prior to the Production Release

•

The respective Initiatives team will provide warranty support for 14 calendar days, after implementation into production. During the warranty period, if there are any issues that are attributed to that Initiative, the Initiative team and Production support team will work together to resolve the issue. However, this will not be accounted towards Vendor’s adherence to the SLAs defined in the document for a period of 30 calendar days after implementation into production, if the issue, through a root cause analysis, is found to be caused by the Production Release.

•	Volume of issues:

Vendor understands that SEV1 & SEV2 issues should be given the utmost priority. Vendor will make every effort to address the SEV1 & SEV2 issues within the specified SLAs. However the team sizing limitations may constrain the number of issues that can be handled at any point in time. If such situations arise, Vendor will promptly notify Prudential, and jointly prioritize the resolution of the issues and/or seek additional help. Any missed SLAs due to team sizing limitations will not count towards the Minimum Performance Level in Section H (Service Level Credits) below, but only if Vendor has notified Prudential of the team sizing limitations prior to missing the SLA.

Vendor will work with Prudential to prioritize the SEV3 & SEV4 issues, as necessary. Depending on the criticality and the volume of issues, Vendor and Prudential will mutually agree on the priority and resolution timelines of the issues.

•	Prudential will ensure necessary support from other Prudential/third party support functions, within a reasonable amount of time. Examples of such support functions are:

•	Infrastructure

•	Database Administration

•	Configuration Management

•	QA Testing

•	Helpdesk

•	Prudential SMEs/ Managers

•	Third Parties including other Vendors

Any delays caused by the Support Groups will not be accounted towards the SLA.

•	If multiple issues are reported to the Vendor, which are found to be caused by one root issue, only the root issue will be considered for the purposes of tracking adherence to SLAs

•	If Prudential infrastructure related issues prevent the Vendor from necessary access to the systems, any related downtime will not be counted towards SLA adherence

•

Prudential will provide necessary infrastructure (Production Support Cell phone/pager, Laptop, Remote connectivity), tools (Incident management) and accesses, to effectively address the critical situations.

•

For clusters/applications where there is no onsite presence from the Vendor, i.e. supported entirely from offshore, the Vendor will provide support and be responsible for SLAs during offshore business hours only.

•

Prudential will reimburse Vendor for reasonable travel and out-of-pocket expenses which may be incurred by Vendor resources within the country where Services are rendered, to address Severity 1 issues during weekends and non-scheduled hours, subject to production of original receipts for amounts over $25.

H. Service Level Credits:

Once in Steady State, the following Service Level Credit model will apply.

Terminology:

•	Service Level Parameter (SLP): The Service Level Parameters for this model are described by the Vendor responses (e.g. acknowledgement of an issue, solution implementation etc.) in the SLA grid.

•	Service Levels: The Service Levels for the above SLP, will be described by the Response time (time to acknowledge an issue, time to implement the solution) in the SLA grid.

•

Performance Level: The Service Level Parameter and the Service Levels are associated with specific Performance Levels. The Performance Level is measured as the number of instances that the defined Service Level has been met over a pre-determined period.

•

Minimum Performance Level (MPL): The Minimum Performance Level is defined as a percentage of the issues resolved within defined Service Levels in a one (1) month period. For example, if there have been a total of 50 issues assigned to the Vendor over the period in question, and the MPL is 90%, then the defined Minimum Performance Level implies that providing the resolution within the defined Service Levels should have occurred: at least 0.9 * 50 = 45 times.

•	Credit: Defined as the revenue that Vendor will forgo as a result of not meeting pre-defined Service Levels. Credits occur if the level of performance does not meet pre-defined Service Levels.

•	The computation of Credits and its relationship with Service Level Parameters and their Service and Performance Levels, is explained below:

For Each Service Level Parameter:
Credit amount	=	Attributed Revenue	x	Revenue Risk

•	Attributed Revenue: This is the percentage of total revenue for the month that may be attributed to Performance Credit computation pertaining to a particular service level parameter.

•	Revenue Risk (RR): This is the percentage of the Attributed Revenue that will be put at risk.

The Service Credit model will be as follows:

Service Level Parameter (SLP) and Service Level	MPL	Actual Performance (A)	RR (%)	Attributable Revenue
As defined in the SLA grid	90%	❑ 75% < A < 90% ❑ 60% < A < 75% ❑ A < 60%	❑ 3.5 ❑ 4.0 ❑ 5.0	30%

If the Service Levels identified in this Attachment are not met, the following will occur:

(a) Prudential and Vendor will jointly perform a Root Cause Analysis; and

(b) If Vendor either caused the Service Level failure or is assigned to repair a Service Level failure and does not correct it within the applicable Severity Level timeframe indicated in this Attachment F, such failure will count towards a reduction in the Actual Performance Level.

(c)If Vendor misses the Minimum Performance Level more than one (1) time in a rolling three (3) month period, Vendor will credit Prudential the Credit Amount for the first month it has missed the Minimum Performance Level. Vendor will not be required to credit back Prudential the Credit Amount for the same month more than one time.

Notwithstanding the foregoing, Vendor is provided a three-month grace period after each cluster reaches Steady State before the Service Level Credits described herein take effect.

ATTACHMENT G

FORM OF PRUDENTIAL SATISFACTION SURVEY AND RELATED PROCEDURES

Prudential to provide this Attachment on an as needed basis.

ATTACHMENT H

HUMAN RESOURCES PROVISIONS

Intentionally Left Blank

ATTACHMENT I

POLICIES AND PROCEDURES GUIDE

This Attachment will be provided upon completion by both parties.

ATTACHMENT J

CHANGE CONTROL PROCEDURES

Prudential and Vendor may amend the Statement of Work through mutually signed addenda during the course of the engagement. The process will be as follows.

•	Either Prudential or Vendor can identify the need for a change to the Statement of Work

•	Prudential and Vendor will mutually discuss the details of the required change

•	Vendor will create a draft Statement of Work addendum (indicative sample below) and submit to Prudential for review

•	Prudential and Vendor will finalize the addendum based on mutual review and discussions

•	Prudential will provide two (2) signed and approved copies of the addendum to Vendor

•	Vendor will return one (1) fully executed copy back to Prudential

Addendum 1 to SOW # 2008/0002 (Indicative sample)

This Addendum is effective from Start Date (MM/DD/YY) and is governed by the Consulting Services Agreement dated March 24, 2008 (the “Agreement”) between The Prudential Insurance Company of America (“Prudential”) and Cognizant Technology Solutions U.S. Corporation (“Vendor”) and the Statement of Work for Annuities Application Support, numbered 2008/0002 and dated <original SOW date> (MM/DD/YY). The parties agree as follows:

This Addendum adds x Onsite Resource(s) and y Offshore Resource(s) to the Statement of Work from <Addendum start date> (MM/DD/YY) for an additional price that Vendor will charge Prudential for these Services from <Addendum Start Date> (MM/DD/YY) through <Addendum End Date> (MM/DD/YY) as follows:

Location	No. of resources	Start Date	End date	Skill Set	Skill Type	Rate
Onsite Location	Xx			For multiple skill set please use separate row for each skill type	Generic / Specialized	$nn.nn
Offshore Location	Xx			For multiple skill set please use separate row for each skill type	Generic / Specialized	$nn.nn

This Addendum will be in effect from <Addendum Start Date> (MM/DD/YY) through <Addendum End Date> (MM/DD/YY). Monthly invoices will be sent to Glenn Siegmund, or such other individual as Prudential may notify Vendor from time to time.

IN WITNESS WHEREOF, each of Prudential and Vendor has caused this Addendum to be signed and delivered by its duly authorized representative.

<Signature Section>

ATTACHMENT K

DISASTER RECOVERY

Vendor represents and warrants that as of April 23, 2008 it has a Vendor Business Continuation Plan and Avian Flu Plan in place.

During the KT phase of this engagement, the parties will, in good faith and in a timely manner before each cluster reaches steady state, develop more comprehensive disaster recovery strategies and contingencies to support Prudential’s business. In the event the parties cannot agree to such strategies and contingencies, Prudential may terminate this Statement of Work upon written notice to Vendor.

ATTACHMENT L

SERVICE LOCATIONS

Designated Vendor Service Locations:

•	Chennai, India – Services from this location will be performed by Cognizant Technology Solutions India Pvt Ltd.

Additional Vendor Service Locations:

•	Coimbatore, India – Services from this location will be performed by Cognizant Technology Solutions India Pvt Ltd.

Prudential Service Locations:

•	Shelton, CT

•	Woodbridge, NJ

•	Fort Washington, PA

ATTACHMENT M

SOFTWARE

The following list of software is high-level. The detailed list of software will be mutually reviewed during the Knowledge Transition, and included as addenda to the SOW.

Prudential Proprietary Software: None.

Prudential Third Party Software:

Software	Vendor
PVCS: Serena ChangeMan Version Manager version 8.1.3.2 en_US	Serena
Secure Shell: SSH Tectia Client Version 4.0.5	SSH Tectia
Progress version 10.1A OpenEdge	Progress Software Corporation
RAD version 6	IBM

Vendor Proprietary Software: Vendor delivery management tools which are needed to provide the Services as part of this Statement of Work

Vendor Third Party Software: None

ATTACHMENT N

THIRD PARTY CONTRACTS AND LICENSES

INTENTIONALLY LEFT BLANK

ATTACHMENT O

EMPLOYEES

Prudential Key Employees: Prudential to provide this information on an as needed basis.

Vendor Key Employees: Vendor to provide this information on an as needed basis.